Exhibit 99.1

Saga Communications, Inc.

Announces Departure of a Senior Officer

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – March 26, 2015 – Saga Communications, Inc. (NYSE MKT-SGA) today announced that Steven J. Goldstein, Executive Vice President and Group Program Director, has left Saga effective March 24, 2015.

Edward K. Christian, Chairman, President and CEO of Saga Communications, Inc., thanked Steve for his many contributions over his 28 year career with Saga. To assist in the transition, Mr. Goldstein has agreed to serve as a consultant to the Company.

Commenting on his departure Mr. Goldstein said, “Saga has been a remarkable home for 28 years. We have built some terrific brands and grown top talent. Best of all has been working with a wonderfully gifted staff. While I will miss them and Ed Christian, I am pleased to continue with Saga in a consulting capacity and am excited to move on to a more entrepreneurial role with my own company where I will be focusing on digital on-demand audio.”

Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 25 markets, including 62 FM and 30 AM radio stations, 1 state radio network, 4 television stations and 5 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.